Exhibit 99.1

AMERICAN MEDIA, INC. ANNOUNCES AN AGREEMENT WITH BONDHOLDERS TO ENHANCE CAPITAL STRUCTURE AND IMPROVE LIQUIDITY

NEW YORK, September 27, 2013 /PRNewswire/ – American Media, Inc. (AMI) announced today that it entered into an exchange agreement with holders of approximately 90% of its 13½% second lien notes.  These holders will exchange their existing second lien notes for a new series of 10% second lien notes with a payment-in-kind feature.  As a result, AMI is expected to save approximately $12 million per year in cash interest payments over the next 3 years, and AMI has agreed to use this savings to repurchase its first lien bonds.   In addition, the holders have agreed to support certain additional exchange transactions in the future, under certain circumstances.

Said David J. Pecker, Chairman, President and CEO of AMI:  “This exchange will reduce total debt and allow us to further invest in digital opportunities and rapidly growing media products, including Shape, Men’s Fitness and our new book publishing venture.  It will also increase AMI’s financial flexibility.”  Mr. Pecker further commented:  “This is a watershed event for AMI.  Some of our largest bondholders are recognizing the long-term strategic plan of management, and this transaction improves our liquidity, assists in future investments and provides a path to unlock value for all stakeholders.  We are pleased by the confidence investors have in AMI and believe their decision to approach us on this significant transaction underscores the extraordinary momentum of our business.”

The exchange agreement is expected to close next week and is subject to customary closing conditions.  There can be no assurance that these transactions will occur.  AMI expects to file today a Current Report on Form 8-K with a further description of the exchange agreement.

About American Media, Inc.

American Media, Inc. (AMI) owns and operates the leading print and digital celebrity and active lifestyle media brands in the United States. AMI’s titles include National Enquirer, Star, OK!, Globe, National Examiner, Country Weekly, Soap Opera Digest, Shape, Fit Pregnancy, Natural Health, Men’s Fitness, Muscle & Fitness, Flex and Muscle & Fitness Hers. AMI also manages 18 different digital sites including RadarOnline.com, OKmagazine.com, CountryWeekly.com, Shape.com, FitPregnancy.com, MensFitness.com and MuscleandFitness.com. AMI’s magazines have a combined total circulation of 7.2+ million and reach more than 60 million men and women each month. AMI’s digital properties reach an average of 24+ million unique visitors and 183+ million page views monthly.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements. AMI expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMI’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Contact:

Christopher Polimeni

Executive Vice President and Chief Financial Officer

American Media, Inc.

212.545.4829